Exhibit 99.1

PRESS RELEASE

BRINK’S TO ACQUIRE NCR ATLEOS FOR $6.6 BILLION, CREATING LEADING

FINANCIAL TECHNOLOGY INFRASTRUCTURE COMPANY

Cash and stock transaction combines two complementary trusted and globally recognized financial technology infrastructure providers to better serve banking and retail customers

Positioned to accelerate Brink’s growth in high-margin AMS and DRS businesses by expanding into large, under-penetrated addressable markets

Expected to deliver at least 35% accretion to EPS, while generating strong cash flow with an estimated $200 million in annual run-rate cost synergies

Richmond, Va. and Atlanta, Ga., February 26, 2026 – The Brink’s Company (NYSE: BCO) (“Brink’s”) and NCR Atleos Corporation (NYSE: NATL) (“NCR Atleos”) today announced that they have entered into a definitive agreement under which Brink’s will acquire NCR Atleos in a cash and stock transaction valued at approximately $6.6 billion, comprised of 13.3 million shares of Brink’s common stock and $2.2 billion in cash, plus the assumption of approximately $2.6 billion of NCR Atleos’ indebtedness.

The transaction combines two leading financial technology infrastructure providers, joining Brink's global cash management expertise and route-based infrastructure with NCR Atleos’ end-to-end ATM management and services expertise as well as its owned-and-operated ATM network and fast-growing ATM as a Service (ATMaaS) outsourcing solutions. By bringing together the complementary products, services and software of the two companies, Brink’s will be able to provide financial institutions and retail customers with an even broader set of solutions.

“This acquisition further supports Brink's ability to deliver enhanced customer solutions and accelerates our value creation strategy,” said Mark Eubanks, President and Chief Executive Officer of Brink's. “NCR Atleos is a partner we know well, and our business cultures are closely aligned around customer success, continuous improvement, and managing the interface between physical to digital payments to enable ease of cash acceptance and use. By combining our organizations, we gain critical scale and complementary, integrated capabilities to drive our ambitious growth strategy and provide new levels of service to our global customer base.”

Tim Oliver, President and Chief Executive Officer of NCR Atleos, said, “This transaction represents a strategic opportunity for NCR Atleos. The extraordinary efforts of the NCR Atleos team over the two years since our separation from legacy NCR have strengthened our leading ATM installed base, sustained best-in-class service levels and introduced innovative products. Combining the complementary service-led businesses of Brink's and NCR Atleos will enable us to enhance offerings to financial institutions and retailers, and create more opportunities for our employees. The transaction delivers significant value to NCR Atleos shareholders and enables their participation in the future success of the combined company.”

Strategic Benefits

•	Expanded and diversified offering: The combination will establish greater scale and geographic depth with an improved ability to serve financial institutions, governments, retailers, and independent ATM operators through an integrated set of expanded technology, logistics, and service capabilities across a global footprint of more than 140 countries.

•	Superior customer solutions: By integrating NCR Atleos’ leading ATM software, services, installed base of ATMs and strong customer relationships with some of the most well-known financial institutions and retailers, Brink's will be able to expand its customer base and offer more comprehensive and integrated services and products to help customers operate more efficiently.
•	Digital Retail Solutions (“DRS”) Integration: NCR Atleos has the largest independent network of ATMs consisting of approximately 78,000 owned and operated ATMs in secure, high foot-traffic retail locations, which are a portion of NCR Atleos’ expansive total global installed base of approximately 600,000 ATMs. The NCR Atleos network will significantly expand Brink’s retail customer locations and provide opportunities to efficiently integrate Brink’s DRS business with existing ATM management.

Accelerating Growth and Shareholder Value

•	Attractive financial profile[1]: The acquisition is expected to allow Brink’s to deliver mid-single-digit organic revenue growth with greater recurring revenue and significant EBITDA margin expansion potential, as well as strong and improving free cash flow. The combined company is anticipated to generate approximately $10 billion in total revenue.
•	Enhanced revenue streams: The combined company expects to have a strong foundation of recurring, subscription-based revenue, serving a large, globally installed base of ATMs to deliver software, maintenance, repairs, cash logistics, and total ATM outsourcing services.
•	Cost synergy realization: Brink’s expects to realize $200 million[2] in annual run-rate cost synergies within three years of closing.
•	Strong accretion and returns: The transaction is expected to be highly accretive to earnings, including at least 35% accretive to EPS[3], while enhancing long-term financial results and capital allocation flexibility.
•	Balance sheet flexibility: The combination is expected to generate strong free cash flow, enabling the combined company to rapidly reduce net leverage into a target range of 2.0-3.0x by the end of 2027[4].

Transaction Details

Brink’s will acquire each outstanding share of NCR Atleos for $30.00 in cash and 0.1574 shares of Brink’s common stock, which, based on Brink’s closing share price on February 25, 2026 of $129.58, reflects an implied value of $50.40 per share of NCR Atleos. The implied $50.40 value of the per share merger consideration represents a premium of approximately 24% over NCR Atleos’ closing share price on February 25, 2026, and a premium of 26% over NCR Atleos’ 30-day volume weighted average price. Post-closing, Brink’s shareholders will own approximately 78%, and NCR Atleos shareholders will own approximately 22%, of the outstanding shares of Brink’s common stock.

The cash portion of the purchase price will be financed with a combination of cash on the balance sheet and new debt raised. Brink’s has obtained $4.5 billion in committed bridge financing from Morgan Stanley Senior Funding, Inc.

1 Based on 2026 consensus estimates for Brink’s and NCR Atleos

2 Estimated synergies are pre-tax

3 Calculated using 2027 consensus estimates for Brink's and NCR Atleos' Net Income

4 Assumes closing occurs in the first quarter of 2027

Timing, Approvals and Governance

The transaction has been unanimously approved by the boards of directors of both companies and is expected to close in the first quarter of 2027, subject to customary closing conditions, including regulatory approvals and the approval of both companies’ shareholders.

Mark Eubanks and Kurt McMaken will serve as Chief Executive Officer and Chief Financial Officer, respectively, of the combined company. Upon closing, one mutually agreed upon independent director from the NCR Atleos Board of Directors will join the Brink’s Board of Directors.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor, Sidley Austin LLP is serving as legal advisor, and FGS Global is serving as strategic communications advisor to Brink’s. J.P. Morgan Securities LLC is serving as financial advisor, King & Spalding LLP is serving as legal advisor, and Collected Strategies is serving as strategic communications advisor to NCR Atleos.

Investor Conference Call and Transaction Website Details

There will be a live conference call and webcast to discuss the transaction on February 26, 2026, at 4:30pm ET. A live broadcast of the conference call will be available on both the Brink’s website and the NCR Atleos website. To access the live call, dial 888-349-0094 (in the U.S.) or 412-902-0124 (international). A replay will be available through March 5, 2026 at 855-669-9658 (in the U.S.) or 412-317-0088 (international) and use conference number 7137236.

Brink’s and NCR Atleos Fourth Quarter and Full Year 2025 Earnings Results

In separate press releases issued today, Brink’s and NCR Atleos released their respective fourth quarter and full year 2025 financial results, which can be found on the investor relations section on each company’s website. NCR Atleos has cancelled its previously scheduled conference call for February 27, 2026.

About The Brink’s Company

The Brink’s Company (NYSE: BCO) is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our network of operations in 51 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com.

About NCR Atleos

NCR Atleos (NYSE: NATL) is the leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivalled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. NCR Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. For more information, visit https://www.ncratleos.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “assume,” “could,” “estimate,” “expect,” “target,” “possible,” “project,” “predict,” “intend,” “plan,” “believe,” “potential,” “may,” “should”, “will” and similar expressions are based on current expectations and assumptions and are subject to risks, uncertainties and contingencies, many of which are beyond our control and difficult to predict or quantify, and which could cause actual results to differ materially from those that are anticipated.

Factors that could cause actual results to differ include, but are not limited to: Brink’s ability to consummate the proposed transaction with NCR Atleos (the “Transaction”); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; Brink’s ability to finance the Transaction; Brink’s indebtedness, including the substantial indebtedness Brink’s will incur in connection with the Transaction and the need to generate sufficient cash flows to service and repay such debt; failure to consummate any anticipated repayment of the combined company’s indebtedness or make any returns to shareholders in the expected timeframe or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy any other conditions to closing of the Transaction; failure to realize the anticipated benefits and synergies of the Transaction in the expected timeframe or at all, including as a result of a delay in consummating the Transaction; the success of integration plans and the time required to successfully integrate NCR Atleos’ operations with those of Brink’s; the focus of management’s time and attention on the Transaction and other potential disruptions arising from the Transaction; the effects of the announcement of the Transaction on Brink’s or NCR Atleos’ businesses; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with banks, employees, customers or suppliers) may be greater than expected following the public announcement of the Transaction; Brink’s or NCR Atleos’ ability to retain certain key employees following the public announcement of the Transaction; the potential for litigation related to the Transaction; Brink's or NCR Atleos’ ability to obtain certain third party or governmental regulatory consents, approvals or clearances; potential undisclosed liabilities of NCR Atleos not identified during the due diligence process; the impact of the Transaction on the market price of Brink’s or NCR Atleos’ common stock and/or operating results; and general economic conditions that are less favorable than expected.

Additional information concerning other risk factors is also contained in Part I, Item 1A “Risk Factors” of (i) Brink’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026, and (ii) NCR Atleos’ Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the SEC on November 5, 2025 and, in each case, in subsequent filings with the SEC.

The forward-looking information included in this release is representative only as of the date of this document and Brink's and NCR Atleos undertake no obligation to update, revise or clarify any information contained in this document or forward-looking statements that may be made from time to time on either of their behalf, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the Transaction, Brink’s will file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include (i) a preliminary joint proxy statement of both companies, the definitive version of which will separately be sent or provided to Brink’s and NCR Atleos’ respective shareholders, and (ii) a prospectus of Brink’s relating to the offer of Brink’s securities to be issued to NCR Atleos’ shareholders in connection with the completion of the Transaction. Brink’s and NCR Atleos may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Registration Statement, the preliminary proxy statement/prospectus or any other document which Brink’s or NCR Atleos may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus (when it is available) and other documents that are filed with the SEC or will be filed with the SEC by Brink’s or NCR Atleos (when they become available) through the website maintained by the SEC at http://www.sec.gov or from Brink’s at its website, https://us.brinks.com, or from NCR Atleos at its website, https://www.ncratleos.com.

Participants in the Solicitation

Brink’s, NCR Atleos, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Brink’s or NCR Atleos in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Brink’s and NCR Atleos and other persons who may be deemed to be participants in the solicitation of shareholders of Brink’s or NCR Atleos in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus related to the Transaction, which will be filed with the SEC. Additional information (i) about Brink’s, the directors and executive officers of Brink’s and their ownership of Brink’s common stock can also be found in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 26, 2026, and its definitive proxy statement, as filed with the SEC on March 21, 2025 (available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000078890/000110465925026390/tm252318-2_def14a.htm), and other documents subsequently filed by Brink’s with the SEC and (ii) about NCR Atleos, the directors and executive officers of NCR Atleos and their ownership of NCR Atleos’ common stock can also be found in its Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the SEC on November 5, 2025, and its definitive proxy statement, as filed with the SEC on April 4, 2025 (available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001974138/000155837025004435/natl-20250521xdef14a.htm), and other documents subsequently filed by NCR Atleos with the SEC. Free copies of these documents may be obtained as described above. To the extent holdings of Brink’s or NCR Atleos’ securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC (available at https://www.sec.gov/cgi-bin/own-disp?action=getissuer&CIK=0000078890 and at https://www.sec.gov/cgi-bin/own-disp?action=getissuer&CIK=0001974138). Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus relating to the Transaction when it is filed with the SEC.

Contacts

For Brink’s:

Investor Inquiries

Jesse Jenkins

jesse.jenkins@brinksinc.com

Media Inquiries

Kelly McNeff

(469) 549-6555

brinksmedia@brinks.com

OR

FGS Global

brinks@fgsglobal.com

For NCR Atleos:

Investor Inquiries

Melanie Skijus

melanie.skijus@ncratleos.com

Media Inquiries

Scott Sykes

scott.sykes@ncratleos.com

OR

Jim Golden, Jude Gorman, Tali Epstein

Collected Strategies

NATL-CS@collectedstrategies.com